Exhibit 99.1
For additional information, contact:
Graymark Healthcare, Inc.
Timothy Lebens
763-432-8413
Stanton Nelson
405-601-5300
Graymark Healthcare Reports Q1 Financial Results — highlighted by year-over-year growth
Oklahoma City—(May 13, 2010)—Graymark Healthcare Inc. (NASDAQ: GRMH) today announced progress on Fiscal 2010 Initiatives and financial results for the Quarter ending March 31, 2010.
Graymark Healthcare has been pioneering better techniques for ensuring that patients diagnosed with Obstructive Sleep Apnea are quickly and effectively treated in an effort to optimize clinical outcomes. Graymark has driven improved patient compliance with CPAP care and overall disease management by integrating the diagnostic and treatment processes. Q1 results reflect the focus on this integration with 117% overall and 31% same store growth in therapy revenues and a 42% same store higher conversion rate between diagnostic and CPAP treatment services than in the same quarter last year. Same store recurring CPAP re-supply program sales grew by 69% as part of these efforts.
“The higher conversion rate from diagnostic to therapy services reflects our ability to better engage patients in their care and shift them from a transactional diagnostic relationship to ongoing recurring therapy and supply relationship,” said Stanton Nelson, Chairman and CEO of Graymark Healthcare. “The only way to avoid the long-term consequences of obstructive sleep apnea is for patients to consistently use their CPAP device; our comprehensive care model improves the likelihood that patients will be compliant,” Nelson continued.
Other Business Highlights:
Although January is reliably a challenging month for volume in non-emergent areas of healthcare, as insurance deductibles and out-of-pocket thresholds are re-set; the SMS business rebounded strongly by the end of the quarter. In March the volumes of sleep studies and CPAP set-ups were up 22% and 41% respectively compared to January in the SMS business.
The increased operating scale created through the acquisitions in the SMS business late in 2009 allowed for significant labor synergies. Through the quarter, labor and other operating expenses were reduced by over $1.4MM in annualized expense. The Q2 operating run rate should fully reflect these reductions; they were implemented by the end of Q1 and all separation and other implementation expenses were realized in Q1.
Similarly, the Apothecary pharmacy business showed an 8.8% increase in total sales in March compared to January. March results also increased 2.2% over the prior year March sales reflecting pharmacist, physician and patients’ efforts to find medication protocols that are reasonably reimbursed by health plans in 2010.
For the first quarter 2010, consolidated net revenues for Graymark were $27.6 million, an increase of 7% over 2009 Q1 revenue of $25.5 million. This included a net revenue increase of 74% for the Company’s Sleep Management Solutions or SMS segment, comprised of our sleep diagnostic and sleep therapy businesses to $5.9 million in the first quarter of 2010 compared to $3.4 million in Q1 2009 and a decrease of 2% for the Company’s ApothecaryRx segment, which owns and operates independent retail pharmacies, to $21.7 million for Q1 2010, compared to Q1 2009 revenue of $22.1 million.

First Quarter 2010 EBITDA was a loss of ($0.2 million) compared to Q1 2009 positive EBITDA of $1.0 million. After-tax net loss attributable to Graymark was approximately ($1.4 million) for Q1 2010, or a loss of ($0.05) per diluted share compared to break-even, or $0.00 per diluted share in Q1 2009.
In our SMS segment, $1.9 million of the increase in revenue was related to our diagnostic business, with our new acquisitions from the third quarter of 2009 contributing $2.3 million of new revenue. First quarter revenues from our existing business were down $0.4 million compared to Q1 2009 due to a combination of lower volumes, primarily in January, and lower revenue per sleep study. An additional $0.6 million of the increase in revenue came from our therapy business, with our new acquisitions contributing $0.5 million of new revenue and our existing therapy business growing $0.1 million over Q1 2009. The growth in our existing therapy business was a combination of growth in our therapy services of 21% and our resupply or PRSP program of 69% compared to Q1 2009 revenues.
Gross margin for the Company’s SMS segment was 69% for the quarter, compared to 70% in Q1 2009. First Quarter EBITDA for SMS was $0.2 million compared to Q1 2009 EBITDA of $0.5 million. Net loss for our SMS segment was ($0.4 million) for Q1 compared to break-even net income in Q1 2009.
The decrease in revenue for the ApothecaryRx segment was primarily due to weak January sales as patients adjusted to new co-pay levels and the continued shift towards generic drugs, which have a lower revenue per script compared to brand drugs. Gross margin for the ApothecaryRx segment was 23% for the first quarter of 2010 compared to 25% in Q1 2009. ApothecaryRx EBITDA was $0.9 million for the quarter compared to $1.1 million in 2009. Net income for ApothecaryRx was $0.3 million compared to $0.5 million in Q1 2009.
Graymark Healthcare, Inc. is a diversified medical holding company that owns and operates diagnostic sleep centers that treat a wide range of sleep disorders; independent pharmacies that serve the needs of local markets; and a medical equipment company that provides both disposable and durable medical equipment. Graymark plans to continue its growth both internally and through strategic acquisitions within the medical industry.
Conference Call
A conference call and webcast will be held Thursday, May 13, 2010, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss Graymark Healthcare, Inc. consolidated financial results for Q1 2010 and its outlook for the future.
The conference call will be webcast on the investor relations section of Graymark’s website at http://www.graymarkhealthcare.com http://cts.businesswire.com/ct/CT?id=smartlink&url=http%3A%2F%2Fwww.alkermes.com&esheet=6159699&lan= en_US&anchor=www.alkermes.com&index=1&md5=9800e76457367e5ce75f9ad346cfdf4e or may be accessed by dialing 1-800-591-6944 for domestic callers and 1-617-614-4910 for international callers. The conference call ID number is 63167452.
A replay of the conference call will be available from 1:00 p.m. CST on Thursday, May 13, 2010, through 11:59 p.m. CST on Saturday, May 15, 2010, and may be accessed by visiting Graymark’s website or by dialing 1-888-286-8010 for domestic callers and 1-617-801-6888 for international callers. The replay access code is 28429105.
This press release may contain forward-looking statements which are based on the Company’s current expectations, forecasts and assumptions. Forward-looking statements involve risks and uncertainties which could cause actual outcomes and results to differ materially from the Company’s expectations, forecasts and assumptions. These risks and uncertainties include risks and uncertainties not in the control of the Company, including, without limitation, the current economic climate and other risks and uncertainties, including those enumerated and described in the Company’s filings with the Securities and Exchange Commission, which filings are available on the SEC’s website at www.sec.gov. Unless otherwise required by law, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Non-GAAP Financial Measure Reconciliation
Graymark is providing EBITDA information, which is defined as net income plus interest, income taxes, depreciation and amortization expense and earnings or losses from discontinued operations as a compliment to GAAP results. EBITDA is commonly used by management and investors as a measure of leverage capacity, debt service ability and liquidity. EBITDA is not considered a measure of financial performance under U.S. generally accepted accounting principles (GAAP), and the items excluded from EBITDA are significant components in understanding and assessing our financial performance. EBITDA should not be considered in isolation or as an alternative to, or superior to, such GAAP measures as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in our consolidated financial statements as an indicator of financial performance or liquidity. Reconciliations of non-GAAP financial measures are provided in the news release in the accompanying tables. Since EBITDA is not a measure determined in accordance with GAAP and is susceptible to varying calculations, EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.
(Financial Table Follows)
GRAYMARK HEALTHCARE, INC.
Reconciliation of EBITDA to Net Income
For the Quarters Ended March 31, 2010 and 2009
(unaudited)

	2010	2009*
Net Revenues	$27,605,474	$25,471,393
Cost of Sales	(18,477,330)	(17,628,960)
Selling, general and administrative expenses	(9,343,943)	(6,803,354)
Non-controlling Interests	40,799	13,750

EBITDA	($175,000)	$1,052,829

Reconciliation of EBITDA to net income
EBITDA	($175,000)	$1,052,829
Depreciation and amortization	(607,432)	(514,439)
Interest and other expense, net	(594,531)	(520,874)
Provision for income taxes	(47,986)	—
Income from discontinued operations	—	2,197

Net income	($1,424,949)	$19,713

*	Certain 2009 amounts have been reclassified to conform to the current year presentation.